EXHIBIT 23.1

We have issued our report dated March 29, 1996, accompanying the financial statements of Ocurest Laboratories, Inc. contained in Amendment No. 4 of the Registration Statement and Prospectus. We consent to the use of the aforementioned report in Amendment No. 4 of the Registration Statement and Prospectus, and to the use of our name as it appears under the Caption "Experts."

GRANT THORNTON LLP

Fort Lauderdale, Florida
November 8, 1996